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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  0000-8609
                                                                   -------------
                            Bargo Energy Company(1)
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             (Exact name of registrant as specified in its charter)

             700 Louisiana Street, Suite 3700, Houston, Texas 77002
                            telephone: (713) 236-9792
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                                Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 1 holder of record

         Pursuant to the requirements of the Securities Exchange Act of 1934, Bargo Energy Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  May 17, 2001                    By: /s/ JONATHAN M. CLARKSON
                                          --------------------------------------
                                           Jonathan M. Clarkson
                                           President and Chief Financial Officer

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(1) On May 16, 2001, at the effective time of the merger of Bargo Energy Company
("REGISTRANT") with and into Bellwether Exploration Company ("BELLWETHER"), Bellwether changed its name to Mission Resources Corporation ("SUCCESSOR"). In accordance with Rule 12g-4(b) under the Securities Exchange Act of 1934, as amended, this certification on Form 15 is filed by Successor.